UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2025

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value, $0.001 per share	NWBO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into Material Definitive Agreement.

Northwest Biotherapeutics, Inc. (OTCQB:NWBO) (the “Company” or “NWBio”), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced that its acquisition of Advent BioServices Ltd. (“Advent”) has closed. As a result of this acquisition, Advent is now a wholly owned subsidiary of NWBio.

As previously announced, through the acquisition of Advent, NWBio is receiving all of Advent’s fixed assets, including extensive cryostorage and other equipment purchased by Advent over the last several years. Intellectual property and other intangibles that Advent had acquired are also included.

The Company is not issuing any shares or other securities in connection with acquiring Advent. On the contrary, 19 million NWBio securities (13.5 million shares and 5.5 million options) that were previously issued to Advent as payment for contract services are reverting back to the Company along with the acquisition of the other Advent assets.

The consideration for the acquisition will be paid in installments over two years, with potential acceleration after regulatory approval of the Company’s DCVax®-L product. The consideration consists of a payment of £1.4 million and payment of the net amount of accounts payable (“Net AP”) already due from the Company to Advent for services under existing contracts. The acquisition agreement was updated to provide that the installment payments will not begin until 90 days after the October closing, rather than 90 days after the August agreement, and the Net AP is likewise being determined as of the closing date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: October 30, 2025	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman